Exhibit 99(h)

AMENDED AND RESTATED
ADMINISTRATION AGREEMENT

          AMENDED AND RESTATED ADMINISTRATION AGREEMENT, effective as of September 24, 2008, by and between JULIUS BAER INVESTMENT FUNDS, a business trust established under the laws of the Commonwealth of Massachusetts (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Bank”).

          WHEREAS, the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated December 28, 1999, as amended on December 17, 2002, September 24, 2003, May 4, 2005, December 31, 2005, July 24, 2006 and May 1, 2007 (the “Administration Agreement”);

          WHEREAS, IBT merged with and into the Bank effective July 2, 2007, with the result that the Bank now serves as Administrator under the Administration Agreement;

          WHEREAS, the Fund has requested that the Bank amend and restate the Administration Agreement and the Bank has agreed to do so as an accommodation to the Fund, notwithstanding the fact that as amended the Administration Agreement is not identical to the form of administration agreement customarily entered into by the Bank as administrator, in order to incorporate the agreement and the existing amendments into one document;

          WHEREAS, the Fund, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the separate portfolios listed on Appendix A hereto; and

          WHEREAS, the Fund desires to retain the Bank to render certain administrative services to the Fund and the Bank is willing to render such services.

          NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

          1. Appointment. The Fund hereby appoints the Bank to act as Administrator of the Fund on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          2. Delivery of Documents. The Fund has furnished the Bank with copies properly certified or authenticated of each of the following:

               (a) Resolutions of the Fund’s Board of Directors authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

               (b) The Fund’s incorporating documents filed with the state of [state] on [date] and all amendments thereto (the “Articles”);

               (c) The Fund’s by-laws and all amendments thereto (the “By-Laws”);

               (d) The Fund’s agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

               (e) The Fund’s most recent Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

               (f) The Fund’s most recent prospectus and statement of additional information (the “Prospectus”); and

               (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

               The Fund will immediately furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

          3. Duties of Administrator. Subject to the supervision and direction of the Board of Trustees of the Fund, the Bank, as Administrator, will assist in conducting various aspects of the Fund’s administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties.

               In performing all services under this Agreement, the Bank shall act in conformity with the Fund’s Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Fund’s assets or choice of investments and cannot be held liable for any problem relating to such investments.

          4. Duties of the Fund.

               (a) The Fund is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports (“Daily Sales Reports”) which will enable the Bank as Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions (“Exempt Transactions”) which are to be excluded from the Daily Sales Reports.

               (b) The Fund agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank’s duties hereunder, and the Fund further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

          5. Fees and Expenses.

               (a) Fees and Expenses of the Bank. For the services to be rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

               (b) The Bank shall not be required to pay any expenses incurred by the Fund.

               (c) In the case of the following transactions, not in the ordinary course of business, namely, the merger of a series of the Fund into or the consolidation of a series of the Fund with another investment company or series thereof, the sale by a series of the Fund of all, or substantially all, of its assets to another investment company or series thereof, or the liquidation or dissolution of a series of the Fund and distribution of its assets, upon payment of the fees, disbursements and expenses of the Bank through the then remaining term of this Agreement and the payment of any expenses or other payments to or on behalf of the Fund, the Bank will complete all actions reasonably necessary to implement such merger, consolidation, or sale upon the order of the Fund set forth in an Officers’ Certificate, accompanied by a certified copy of a resolution of the Board authorizing any of the foregoing transactions. Upon completion of such actions and the payment of all such fees, disbursements and expenses of the Bank, this Agreement will terminate and the Bank and the Funds shall be released from any and all obligations hereunder, provided however that each party’s responsibilities hereunder pursuant to Section 6 shall continue with respect to any actions or omissions occurring prior to such termination.

          6. Limitation of Liability.

               (a) The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or gross negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

               (b) The Bank may apply to the Fund at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by the Bank from the Fund.

               (c) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

               (d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

          7. Termination of Agreement.

               (a) The term of this Agreement shall run from the date hereof through and including December 31, 2010 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms

(each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of any Renewal Term, as the case may be.

                    (i) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within ninety days of receipt of written notice from the non-violating party of such violation.

                    (ii) Either party may terminate this Agreement during any Renewal Term upon ninety days written notice to the other party. Any termination pursuant to this paragraph 7(a)(ii) shall be effective upon expiration of such ninety days, provided, however, that the effective date of such termination may be postponed, at the request of the Fund, to a date not more than one hundred twenty days after delivery of the written notice in order to give the Fund an opportunity to make suitable arrangements for a successor administrator.

                    (iii) In addition, if a majority of the Board of Trustees in its sole discretion determines that State Street Bank & Trust Company, as successor to the Bank (“State Street”) under this Agreement, beginning after three (3) months from the date of the final Fund conversion to State Street’s fund accounting systems, has failed to meet the service standards as agreed to and outlined in the Service Level Agreement agreed between the parties in any material respects for two consecutive calendar quarters, written notice of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within ninety (90) days thereafter, cure in all material respects such identified deficiencies as set forth herein, the Fund, with the authorization of the Board, may terminate this Agreement. The Fund’s right to terminate this Agreement as a result of a failure to meet the service standards as described herein is in addition to, and entirely separate from, the Fund’s right to terminate this Agreement as a result of a material breach of the Agreement by State Street.

               (b) At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

          8. Miscellaneous.

               (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

Julius Baer Investment Funds
c/o Artio Global Management LLC
330 Madison Avenue
New York, NY 10017
Attn: John Whilesmith, Secretary

To the Bank:

State Street Bank and Trust Company
200 Clarendon Street
17th Floor
Boston, MA 02116
Attn: Stephen A. DeSalvo, Senior Vice President
Telephone: (617) 937-8595
Facsimile: (617) 937-6033

With a copy to:
State Street Bank and Trust Company
2 Avenue de Lafayette, 2nd Floor (LCC/2)
P.O. Box 5049
Boston, MA 02206-5049
Attn: Mary Moran Zeven, Esq.
Telephone: (617) 662-1783
Facsimile: (617) 662-3805

               (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

               (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

               (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

               (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          9. Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

          10.  Use of Name. The Fund shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

          11. Sarbanes Oxley and Rule 38a-1 Compliance. The Bank agrees to assist the Fund and the Fund’s Officers, which shall include the Chief Compliance Officer (“CCO”), in complying with the Fund’s obligations under Sarbanes Oxley and Rule 38a-1 under the 1940 Act (“Rule 38a-1”), including but not limited to: (a) periodically providing the Fund with information reasonably requested by the Fund’s Officers and/or CCO about, and any available independent third-party reports on, the Bank’s Rule 38a-1 compliance program (“Bank’s Compliance Program”); (b) reporting any material deficiencies in the Bank’s Compliance Program or the Bank’s controls and procedures relating to the preparation of the Fund’s financial statements to the Fund’s Officers and/or CCO within a reasonable time period, provided that the Fund’s Officers and/or CCO would be notified promptly of any material deficiencies in the Bank’s Compliance Program or the Bank’s controls and procedures relating to the preparation of the Fund’s financial statements that have effected the Fund’s N-CSR or N-Q filings or have had a material impact on the Fund; (c) reporting any material changes to the Bank’s Compliance Program or material changes to internal controls related to financial reporting for clients to the Fund within a reasonable time period, and (d) providing the Fund with such periodic certifications regarding the foregoing as may reasonably be requested by the Fund’s Officers and/or CCO, or as required by law and (e) providing the Fund with a legal or compliance senior level officer to assist in providing general oversight and monitoring of the Bank’s Compliance Program as a vendor pursuant to Rule 38 a-1 and serve as a central point of contact and general liaison to the CCO. In this regard, the Bank shall use reasonable efforts to make available information, including information on the Bank’s internal controls and procedures, reasonably required by the Fund’s Officers and or CCO to allow the Fund to comply with the requirements of relevant rules, regulations and guidance regarding the duties of the Fund, its Officers and its Board of Trustees.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

JULIUS BAER INVESTMENT FUNDS

Accepted and approved by:	/s/ Anthony Williams

Print Name:	Anthony Williams
Title:	President

Date:	September 24, 2008

Accepted and approved by:	/s/ Craig Giunta

Print Name:	Craig Giunta
Title:	CFO

Date:	September 24, 2008

STATE STREET BANK AND TRUST COMPANY (successor by merger to Investors Bank & Trust Company)

Accepted and approved by:	/s/ Stephen A. DeSalvo

Print Name:	Stephen A. DeSalvo
Title:	Senior Vice President

Date:	September 24, 2008

Appendices

Appendix A	Portfolios

Appendix B	Services

Appendix A

Portfolios

Julius Baer International Equity Fund
Julius Baer Total Return Bond Fund
Julius Baer Global High Income Fund
Julius Baer International Equity Fund II
Julius Baer U.S. Microcap Fund
Julius Baer U.S. Small Cap Fund
Julius Baer U.S. Midcap Fund
Julius Baer U.S. Multicap Fund

APPENDIX B

Services

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

MANAGEMENT REPORTING & TREASURY ADMINISTRATION

Monitor portfolio compliance in accordance with the current Prospectus and SAI.	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI. Follow-up on potential violations.

Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations. Monitor testing results and approve resolution of compliance issues.

A/C - Provide consultation as needed on compliance issues.

Frequency: Daily

Provide compliance summary package.	Provide a report of compliance testing results.	Review report.	A/C - Provide consultation as needed.

Frequency: Monthly

Perform asset diversification testing to establish qualification as a RIC.	Perform asset diversification tests at each tax quarter end. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.

Frequency: Quarterly

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Perform qualifying income testing to establish qualification as a RIC.	Perform qualifying income testing (on book basis income, unless material differences are anticipated) on quarterly basis and as may otherwise be necessary. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A- Consult as needed on tax accounting positions to be taken. Review in conjunction with year-end audit.

Frequency: Quarterly

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting of new accrual rates.	Provide asset level projections. Approve expense budget.

Frequency: Annually

Monitor the Fund’s expense budget. Review the Fund’s multi-class expense differentials.	Monitor actual expenses updating budgets/ expense accruals. Review expense differentials among classes to ensure consistency with Rule 18f-3 or the Fund’s exemptive.	Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions.	C/A - Provide consultation as requested.

Frequency: Quarterly

Receive and coordinate payment of fund expenses.	Propose allocations of invoice among Funds and obtain authorized approval to process payment. Calculate management fee to be paid to Artio Global on a quarterly basis.	Approve invoices and allocations of payments. Send invoices to State Street in a timely manner.

Frequency: As often as necessary

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Review the Fund’s multi-class dividend calculation procedures. Calculate periodic dividend rates to be declared in accordance with management guidelines.

Calculate dividends in accordance with methodology for each class to ensure consistency with Rule 18f-3 or the Fund’s exemptive application. Calculate amounts available for distribution. Coordinate review by management and auditors.

Establish and maintain dividend and distribution policies. Review and approve dividend calculation methodologies for each class. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.

C/A - Review and approve dividend calculation methodology for each class of shares. Provide consultation as requested.

Frequency: According to dividend policy

Calculate total return information on Funds as defined in the current Prospectus and SAI.	Provide total return calculations.	Review total return information.

Frequency: Monthly (Pre-Tax), Quarterly (After-Tax)

Prepare disinterested director/trustee Form 1099-Misc.	Summarize amounts paid to directors/trustees during the calendar year. Prepare and mail Form 1099- Misc.	Provide social security numbers and current mailing address for trustees. Review and approve information provided for Form 1099-Misc.

Frequency: Annually

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Prepare financial information for presentation to Fund Management and Board of Directors.	Prepare selected portfolio and financial information for inclusion in board material.	Review financial information.

Frequency: Quarterly

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

FINANCIAL REPORTING

Coordinate the annual audit and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the fund auditors.

Coordinate the creation of templates reflecting client-selected standardized appearance and text of financial statements and footnotes. Draft and manage production cycle. Coordinate with State Street fund accounting the electronic receipt of portfolio and general ledger information. Assist in resolution of accounting issues. Using templates, draft financial statements, coordinate auditor and management review, and clear comments. Coordinate printing of reports and EDGAR conversion with outside printer and filing with the SEC via EDGAR.

Provide past financial statements and other information required to create templates, including report style and graphics. Approve format and text as standard. Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial statements. Prepare appropriate management letter and coordinate production of Management Discussion and Analysis. Review and approve entire report. Make appropriate representations in conjunction with audit.

A - Perform audit and issue opinion on annual financial statements. A/C - Review reports.

Frequency: Annually/semi-annually

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

LEGAL

Prepare agenda and board materials for quarterly board meetings. (Includes distribution of 15 sets of board materials.)

Maintain annual calendar of required quarterly and annual approvals. Prepare agenda, resolutions and other board materials for quarterly board meetings. Prepare supporting information and materials when necessary. Assemble, check and distribute books in advance of meeting. Attend board and committee meetings and prepare minutes. [M/F: Applied at Master and domestic Feeders levels.]

Review and approve board materials and board and committee meeting minutes.

C - Review agenda, resolutions, board material and board and committee meeting minutes. Ensure BOD material contains all required information that the BOD must review and/or approve to perform their duties as directors.

Frequency: Quarterly (Includes four regular quarterly meetings plus two special meetings per fiscal year).

Prepare and file Form N-SAR.	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via EDGAR.	Provide appropriate responses. Review and authorize filing.	C - Review initial filing. A - Provide annual audit internal control letter to accompany the annual filing. Provide annual multi-class report when applicable.

Frequency: Semi-annually

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

LEGAL (CONT.)

Prepare amendments to Registration Statement.	Prepare and coordinate the filing of post-effective amendments. Coordinate with outside printers the Edgar conversion, filing with the SEC and printing of prospectus.	Review and approve. ☐	C - Review and approve filings. A/C - Provide consents as appropriate.

Frequency: Annual update (Rule 485a and/or Rule 485b filing) (includes updating financial highlights, expense tables, ratios) plus one additional filing (Rule 485a or Rule 485b) per fiscal year

Prepare Prospectus/SAI supplements.	Prepare Prospectus and SAI supplements. File with the SEC via Edgar. Coordinate printing of supplements.	Review and approve. ☐	C - Review and approve filings. A/C - Provide consents as appropriate.

Frequency: As often as required

Preparation and filing of 24f-2 Notice.	Accumulate capital stock information and draft Form 24f-2. Notice. File approved Form with SEC via Edgar.	Review and approve filing.	C - Approve 24f-2 Notice. A - Review informally when requested

Frequency: Annually

Assist in updating of fidelity bond insurance coverage.	Make annual filing of fidelity bond insurance material with the SEC.	Obtain required fidelity bond insurance coverage. Monitor level of fidelity bond insurance maintained in accordance with required coverage.

Frequency: Annually

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

LEGAL (CONT.)

Respond to regulatory audits.	Compile and provide documentation pursuant to audit requests. Assist client in resolution of audit inquiries.	Coordinate with regulatory auditors to provide requested documentation and resolutions to inquiries.	C - Provide consultation as needed.

Frequency: As needed

BLUE SKY

Maintain effective Blue Sky notification filings for states in which Fund Management intends to solicit sales of fund shares.

Maintain records of fund sales for client designated states via BlueWin compliance system. File annual notification renewal documents and annual sales reports.
File amendments to increase dollar amounts authorized for sales by funds, based upon client instruction. File notifications to states for new funds and/or classes, mergers and liquidations. Provide periodic reports on state authorization amounts and sales amounts. Determine state filing requirements by using CCH Blue Sky Law Reporter, ICI memoranda and state securities commission directives (both written and oral).

		Identify states in which filings are to be made. Identify exempt transactions to transfer agent for appropriate exclusion from blue sky reporting.	C - Provide consultation as needed on Blue Sky issues. C - Provide consultation on product and institutional exemptions.

Frequency: On-going

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

BLUE SKY

File amendments to registration statement with the applicable state securities commissions in coordination with SEC filing.	File updated registration statements, prospectuses, SAIs, supplements thereto, and annual reports to shareholders upon approval/authorization by client. [M/F: Applied at domestic Feeder level.]	Inform State Street of filings prior to SEC filing.	C - Provide consultation as needed on Blue Sky filing issues.

Frequency: Annual updates (includes registration statement, prospectus, SAI) plus one additional filing per fiscal year

TAX

Prepare Form 1099	Obtain yearly distribution information. Calculate 1099 reclasses and coordinate with transfer agent.	Review and approve information provided for Form 1099.

Frequency: Annually

Prepare income tax provisions.

Calculate investment company taxable income, net tax exempt interest, net capital gain and spillback dividend requirements. Identify book-tax accounting differences. Track required information relating to accounting differences.

		Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Approve provisions.	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Perform review in conjunction with the year-end audit.

Frequency: Annually

Prepare tax returns	Prepare excise and RIC tax returns.	Review and sign tax return.	A - Review and sign tax return as preparer.

Frequency: Annually

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Function	State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)	Artio Global	Suggested Fund Auditor or Counsel

TAX (CONT.)

Calculate excise tax distributions	Calculate required distributions to avoid imposition of excise tax.

Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.

A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review and concur with proposed distributions per share.
- Calculate capital gain net income and foreign currency gain/loss through October 31.
- Calculate ordinary income and distributions through a specified cut off date.
- Project ordinary income from cut off date to December 31.
- Ascertain dividend shares.
Identify book-tax accounting differences. Track required information relating to accounting differences.
Coordinate review by management and fund auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.

Frequency: Annually

Prepare other year-end tax-related disclosures

Obtain yearly income distribution information. Calculate disclosures (i.e., dividend received deductions, foreign tax credits, tax-exempt income, income by jurisdiction) and coordinate with transfer agent.

Review and approve information provided.

Frequency: Annually

State Street Bank and Trust Company (sucessor by merger to Investors Bank & Trust)
Summary of Administration Functions
Julius Baer Investment Funds/Julius Baer Global Equity Fund

Review and Approval

The attached Summary of Administration Functions has been reviewed and represents the services currently being provided.

Signature of Account Director/ Date

Signature of Authorized Client Representative/ Date